Exhibit 10.4

Lett Law Firm
Advokat Søren Brinkmann
J.no. 271930-LKP

E M P L O Y M E N T  A G R E E M E N T

has today been made between

DanDrit Biotech A/S
CVR No. 26027322
Symbion Science Park
Fruebjergvej 3
DK-2100 København Ø
(hereinafter referred to as the “Company”)

and

Eric Leire
CPR No. 2404572825
Hambros Alle 12 DK-
2900 Hellerup
(hereinafter referred to as the “Managing Director”)

(The Company and the Managing Director hereinafter jointly referred to as the “Parties”)

Whereas

A.	the Managing Director shall take up the position as Managing Director with the Company as from March 1, 2012.

B.	the Parties to this Agreement wish to specify the terms applying to the Managing Director’s employment with the Company.

1.	Position and Responsibilities

1.1	The Managing Director shall be employed under the title of Managing Director and registered as such with the Danish Commerce and

Copenhagen  Aarhus  Kolding

Companies Agency.

1.2
The Managing Director shall be in charge of the day-to-day management of the Company’s activities as a whole and shall report to the board of directors. Moreover, at management level the Managing Director shall perform the duties which the board of directors may direct at any time.

1.3
The board of directors shall determine the guidelines which are applicable to the Company’s activities at any time, and the Managing Director shall be answerable to the board of directors to ensure that the Company’s activities take place in accordance with these provisions and otherwise in accordance with the Company’s articles of association and Danish law. The Managing Director shall present matters of an extraordinary nature or of great importance to the board of directors, alternatively to the chairman of the board.

1.4	The Managing Director is entitled and obligated to participate in board meeting except for meetings where the Managing Director’s personal conditions are discussed.

2.	Remuneration, etc.

2.1	The Managing Director’s salary shall be DKK 2,100,000.00 per year with 1/12 being paid monthly in arrears on the last working day of the month, and for the first time being on March 31,2011.

2.2	The Managing Director shall have a company car at a value up of DKK 5,100.00 per month (monthly lease value) and the Company shall defray all expenses in connection with the running of the car.

2.3
The Company shall defray all expenses relating to the Managing Director’s mobile phone, home computer, Internet connection as well as his home phone. The Company shall also pay the expenses relating to the Managing Director’s subscription to a fitness club.

2.4
Against compensation corresponding to the tax value of the company car and the other benefits to the Managing Director, the Company shall be entitled to demand that the Managing Director returns the company car and the assets stated in Clause 2.3 during the period of notice, if the

Managing Director has been released from his obligations to attend work during the period of notice.

2.5
The Managing Director shall have the possibility to earn a bonus of up to DKK 400,000.00 per year. If the Managing Director meets the condi- tions stated in Appendix A, the Managing Director shall receive the bo- nus on the dates of payment set out in Appendix A.

Every year in March, the Company is entitled to adjust and revise the Managing Director’s Bonus Scheme.

2.6	The Company shall not be liable to any tax implications resulting from the above-mentioned remuneration in kind to the Managing Director unless otherwise stated by Danish statutory tax law.

2.7	The remuneration shall be renegotiated with the chairman of the board, once every year in March, first time being in March 2013. Any changes shall have effect from April in the same year.

3.	Entertainment and In-Service Training

3.1
The Company shall reimburse all reasonable expenses in connection with the Managing Director’s work, including travelling expenses, entertainment, accommodation and meals according to vouchers submitted in connection with work executed outside the workplace.

3.2	The Managing Director shall plan his own training and shall notify the Board of Directors in this respect.

4.	Pension

4.1
The Managing Director shall be covered by the Company’s pension scheme. In accordance with this pension scheme the Company shall pay a pension contribution of 10% of the salary mentioned under Clause 2.1, adjusted in accordance with Clause 2.7. The Managing Director shall pay a pension contribution of 5 % of the salary mentioned under Clause 2.1, adjusted in accordance with Clause 2.7.

5.	Workplace and Working Hours

5.1
The workplace shall be at the Company’s address, however the Manag- ing Director shall be obliged to participate in meetings and other ar- rangements outside the workplace. Furthermore the Managing Director shall anticipate some travel activity in and outside normal working hours.

5.2
Due to the nature of the work, no general working hours have been fixed, as the Managing Director is obliged to work the hours required to perform his duties satisfactorily. However, The Managing Director shall at a minimum perform 37 working hours per week The Managing Director does not receive remuneration for overtime work.

6.	Duties during the employment

6.1	During his employment with the Company, the Managing Director shall be required to expend his full efforts on the Company’s business.

6.2
As long as he holds this position, the Managing Director shall not be entitled to be the owner of or actively or passively to participate in any other business or to hold other paid or unpaid employment or to take on paid duties without the written consent of the board of directors in each individual case. The same applies to unpaid duties which tie up the Managing Director’s manpower considerably.

6.3	The board of directors is notified of and agrees to the Managing Director performing the duties mentioned in the enclosed Appendix B.

6.4	The Managing Director shall, however, be entitled to make general capital investments in assets which are usually the object of such capital investment.

7.	Holiday

7.1	The Managing Director shall not be subject to the Danish Holiday Act.

7.2	The Managing Director shall be entitled to holiday with pay of the same duration as prescribed by the Danish Holiday Act applicable from time to time.

7.3	The Managing Director shall not receive holiday allowance upon leaving the Company and thus he is not entitled to any kind of compensation for holidays that he has not taken.

7.4	The Managing Director shall determine the time of holiday in consideration of the Company’s interests and shall notify the chairman of the board thereof.

8.	Illness

8.1	The Managing Director receives salary during illness.

8.2	The Company shall be notified immediately in the case of absence due to illness.

8.3
If the Managing Director has not been able to work for a total of 120 days during 12 consecutive months, the Managing Director may be dismissed at one month’s notice to the end of a month. The calculation of the 120 sick days is made in accordance with section 5(2) of the Danish Salaried Employees Act. This provision does not exclude/limit the Company’s general right to dismiss the Managing Director pursuant to Clause 11 below.

8.4	The Company can at any time request that the Managing Director submits a doctor’s certificate as documentation for his illness and the expected duration.

9.	Intellectual Property Rights, etc.

9.1
All intellectual property rights - including copyrights, photo rights, patent rights, utility model rights, design rights and trademark rights - for creations of any kind, i.e. copy, computer programmes or marketing principles, etc. which have been created as part of the general employment or as the result of a task assigned to the Managing Director, shall belong to the Company subject to mandatory statutory rules. The transfer of a right shall be final and conclusive and shall not lapse at the termination of the employment.

9.2	Thus, the Company shall have full access to exercising the said rights in creations, and the Company shall also have full access to re-transferring the rights to a third party.

10.	Professional Secrecy and Return of Equipment

10.1
During the employment, confidential information about the Company will come to the Managing Director’s knowledge. If such information comes to the knowledge of the Company’s competitors, it may cause serious damage to the Company. The Managing Director acknowledges the Company’s interest in the Employee’s acceptance and observance of stricter professional secrecy.

10.2
The Managing Director shall have a duty of confidentiality as regards any confidential information about the Company and the Company’s operations which may come to the knowledge of the Managing Director during his employment with the Company.

10.3	The Managing Director is not entitled to use or disclose confidential information to a third party.

10.4
Confidential information includes information about the Company’s customers and suppliers, prices and discounts, marketing surveys and strategies, product development, manufacturing processes and research.

10.5
The professional secrecy and the prohibition against the use of confidential information shall apply during the employment and after the termination of the employment, see Section 19 of the Danish Marketing Practices Act.

10.6	Any breach in respect of professional secrecy and/or the prohibition against the use of confidential information shall constitute material breach and will result in the termination of the employment.

10.7
Further, any breach in respect of professional secrecy and/or the prohibition against the use of confidential information shall oblige the Employee to pay a penalty of DKK 150,000.00 to the Company per breach. In case of consistent breach, the Employee shall also pay a penalty of DKK 50,000.00 every second week that the breach continues. On top of the penalty, the Company is entitled to claim damages for any loss suffered by the breach.

10.8	When the Managing Director actually leaves the Company – regardless of the cause – all equipment etc. belonging to the Company in the Man-

aging Director’s possession shall be returned to the Company. No lien can be exercised in any equipment etc. belonging to the Company.

11.	Termination of Employment

11.1
The Company may terminate the employment with 12 months’ notice to the end of a month. If the Company terminates the employment, the Managing Director shall be entitled to be released from his duty to work (in Danish “fritstillet”) during the notice period.

11.2	The Managing Director may terminate the employment at 6 months’ notice to the end of a month.

11.3	In case of material breach, the non-defaulting Party can terminate this Agreement without notice and can claim damages in accordance with the general Danish law of damages.

11.4	If the Managing Director suspends payments, or insolvency proceedings are commenced against his estate, the Company can terminate the em- ployment without notice.

11.5	The employment shall cease without notice to the end of the month in which the Managing Director attains the age of 70.

12.	Non-competition clause

12.1
During the employment and for period of 12 months after the last day of the employment, the Managing Director shall be prohibited both directly and indirectly from taking up employment with any of the Company’s competitors within the areas of cancer vaccines. A similar obligation shall apply as regards the competitors of other companies within the group of which the Company forms part, provided that the Managing Director has obtained knowledge thereof through his employment.

12.2
If the Company intends to expand its business area, the obligation shall also apply to this area if the Managing Director directly or indirectly has been involved in the preparations for the expansion of this business area.

12.3	The obligation shall apply to the Managing Director’s paid as well as unpaid engagement as owner, co-owner, employee, consultant and board member or in any other way in both Denmark and abroad.

12.4	This clause includes any competing company within Denmark and any company offering competing products/services in Denmark.

12.5	The Company may attempt to prevent any violation of this prohibition by means of an injunction.

12.6
The Managing Director is obliged to pay a penalty of DKK 150,000.00 for each violation of the prohibition. If the violation consists in the maintenance of circumstances that contravene the non-competition clause, the violation will be considered as one violation per commenced calendar month. On top of the penalty, the Company shall be entitled to claim damages for any loss suffered by the violation.

12.7
The penalty or damages shall be paid to the party – the Company or the purchaser of the Company’s activities – which is entitled to take legal proceedings pursuant to the clause. Payment of a penalty or damages shall not terminate the non-competition clause, and irrespective of the payment of the penalty the Managing Director shall still not be entitled to make the actions described in Clause 12.1.

12.8
As compensation for this non-competition clause, the Managing Director shall receive an amount corresponding to 50 % of his remuneration under Clause 2.1 at the last day of employment for each month the obli- gation lasts. Compensation is paid monthly in arrears in the period to which the clause applies.

12.9	Any income from other appropriate work shall not be set off against the compensation.

12.10
The last day of employment is defined as the time at which the Managing Director’s period of notice expires, irrespective of whether the Managing Director has actually been released from his duties earlier.

12.11	The Company can choose to terminate this clause in writing at one month’s notice to the end of a month.

12.12	The Company can rely upon this clause, if the Managing Director resigns, or if the Company dismisses the Managing Director and the Managing Director’s conduct gives reasonable cause for the dismissal.

13.	Non-solicitation clause

13.1
For a period of 12 after the last day of employment, the Managing Director shall be prohibited from initiating business relations with or serving customers - either directly or indirectly - with whom the Managing Director has had a business relationship through the employment with the Company within the previous 18 months prior to the time of dismissal, or customers stated on a list distributed by the Company prior to the notice. A similar obligation shall apply to business contacts with or services to the Company’s other business relations, including suppliers, agents and principals. Business relations shall be taken to mean any relations which have resulted in an agreement to purchase, sell or deliver goods or services as well as related negotiations which have not yet been concluded at the time of dismissal.

13.2
In the event of breach, the Managing Director shall be obliged to pay a penalty of DKK 150,000.00 per breach to the Company. On top of the penalty, the Company shall be entitled to claim compensation for the damages suffered by the breach. Payment of penalty or compensation shall not terminate this non-competition clause.

13.3	The Company may attempt to prevent any violation of this clause by means of an injunction.

13.4
As compensation for this non-solicitation clause, the Managing Director shall receive each month for which the obligation lasts an amount corresponding to 50 % of the Managing Director’s monthly salary at the last day of the employment. However, no payments shall be made if the Managing Director receives compensation under the non-competition clause above.

13.5	Any income from other appropriate work shall not be set off against the compensation.

13.6	This clause can be enforced irrespective of the Party terminating the employment and irrespective of the cause for the termination.

14.	Other Terms of Employment

14.1	The employment shall not be subject to the Danish Salaried Employees Act.

15.	Applicable Law and Venue

This Service Agreement shall be governed by and construed in accordance with Danish law.

15.1	Disputes of any nature under this Agreement shall be settled by the or- dinary courts in Denmark.

This Agreement has been drawn up in two copies which have been distributed to the Managing Director and the Company, respectively.

Copenhagen, February 5, 2012	Copenhagen, February 5, 2012
On behalf of the Company:	The Managing Director:

/s/ Dina Rosenberg	/s/ Eric Leire
Dina Rosenberg, Chairman	Eric Leire

Appendix A

2012:

●	Regulatory (30%):

o	IND open in the USA

o	Orphan Drug status granted in the US

o	Scientific advice with EMEA

●	Clinical (60%):

o	All clinical sites in Europe are operational

o	Operational clinical site in the US

o	At least 90 patients enrolled in the clinical trial

●	Business Development (10%):

o	On-going discussion with short list of potential pharma partners

2013

●	Clinical trial (80%):

o	All patients enrolled

o	Interim results available

●	Business development (20%):

o	On-going discussion with short list of potential pharma partners

2014

●	Clinical trial (40%):

o	Clinical data is available

●	Business development (60%):

o	On-going negotiation on rights

Appendix B

SpinX (Switzerland): Non executive director